MENTOR FUNDS
                              901 East Byrd Street
                            Richmond, Virginia  23219


                                                 February 1, 1998, as amended
                                                 February 10, 1999


Mentor Investment Group, LLC
901 East Byrd Street
Richmond, Virginia  23219

         Re:  Administration Agreement

Dear Gentlemen:

     Mentor Funds, a Massachusetts business trust (the "Fund"), is engaged in the business of an investment company. The Fund currently has twelve series of shares (each, a "Series"), and the Trustees of the Fund may in their discretion authorize additional series of shares from time to time. The Fund desires that you act as administrator of one or more Series specified by the Trustees from time to time on Exhibit A hereto (each, a "Specified Series") of the Fund, and you are willing to act as such administrator and to perform such services under the terms and conditions hereinafter set forth. Accordingly, the Fund agrees with you as follows:

     1. Delivery of Fund Documents. The Fund has furnished you with copies properly certified or authenticated of each of the following:

         (a)      Agreement and Declaration of Trust of the Fund.

         (b) By-laws of the Fund as in effect on the date hereof.

         (c) Resolutions of the Trustees of the Fund selecting you as administrator and approving the form of this Agreement.

     The Fund will furnish you from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

         2. Administrative Services. You will continuously provide business management services to each of the Specified Series and will generally, subject to the general oversight of the Trustees and except as provided in the next following paragraph, manage all of the business and affairs of each of the Specified Series, subject always to the provisions of the Fund's Declaration of Trust and By-laws and of the Investment Company Act of 1940, as amended (the "1940 Act"), and subject, further, to such policies and instructions as the Trustees may from time to time


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establish. You shall, except as provided in the next following paragraph, advise and assist the officers of the Fund in taking such steps as are necessary or appropriate to carry out the decisions of the Trustees and the appropriate committees of the Trustees regarding the conduct of the business of each of the Specified Series.

         Notwithstanding any provision of this Agreement, you will not at any time provide, or be required to provide, to the Fund or to any person with respect to the Fund investment research, advice, or supervision, or in any way advise the Fund or any person acting on behalf of the Fund as to the value of securities or other investments or as to the advisability of investing in, purchasing, or selling securities or other investments.

         3. Allocation of Charges and Expenses. You will pay the compensation and expenses of all officers and executive employees of the Fund (other than such persons who serve as such and who are employees of or serve at the request of any investment adviser to the Fund) and will make available, without expense to the Fund, the services of such of your directors, officers, and employees as may duly be elected Trustees or officers of the Fund, subject to their individual consent to serve and to any limitations imposed by law. You will provide all clerical services relating to the business of each of the Specified Series. You will not be required to pay any expenses of the Fund other than those specifically allocated to you in this paragraph 3. In particular, but without limiting the generality of the foregoing, you will not be required to pay: clerical salaries not relating to the services described in paragraph 2 above; fees and expenses incurred by the Fund in connection with membership in investment company organizations; brokers' commissions; payment for portfolio pricing services to a pricing agent, if any; legal, auditing, or accounting expenses; taxes or governmental fees; the fees and expenses of the transfer agent of the Fund; the cost of preparing share certificates or any other expenses, including clerical expenses, incurred in connection with the issue, sale, underwriting, redemption, or repurchase of shares of the Fund; the expenses of and fees for registering or qualifying securities for sale; the fees and expenses of Trustees of the Fund who are not affiliated with you; the cost of preparing and distributing reports and notices to shareholders; public and investor relations expenses; or the fees or disbursements of custodians of the Fund's assets, including expenses incurred in the performance of any obligations enumerated by the Agreement and Declaration of Trust or By-Laws of the Fund insofar as they govern agreements with any such custodian.

         4. Compensation. As compensation for the services performed and the facilities furnished and expenses assumed by you, including the services of any consultants retained by you, each Specified Series shall pay you, as promptly as possible after the last day of each month, a fee, calculated daily, at the annual rate of .10 of 1%, or .15 of 1%, as indicated on Exhibit A hereto of the Specified Series average daily net assets.

The first payment of the fee shall be made as promptly as possible at the end of the month next succeeding the effective date of this Agreement in respect of such Specified Series, and shall constitute a full payment of the fee due you for all services prior to that date. If this Agreement is terminated as of any date not the last day of a month, such fee shall be paid as promptly as possible after such date of termination, shall be based on the average daily net assets of the Specified Series in that period from the beginning of such month to such date of termination, and shall be that proportion of such average daily net assets as the number of business days in such


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period bears to the number of business days in such month. The average daily net assets of a Specified Series shall in all cases be based only on business days and be computed as of the time of the regular close of business of the New York Stock Exchange, or such other time as may be determined by the Trustees. Each such payment shall be accompanied by a report of the Fund prepared either by the Fund or by a reputable firm of independent accountants which shall show the amount properly payable to you under this Agreement and the detailed computation thereof.

         5. Limitation of Liability. You shall not be liable for any error of judgement or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates except a loss resulting from willful misfeasance, bad faith, or gross negligence on your part in the performance of your duties, or from reckless disregard by you of your obligations and duties under this Agreement. Any person, even though also employed by you, who may be or become an employee of and paid by the Fund shall be deemed, when acting within the scope of his or her employment by the Fund, to be acting in such employment solely for the Fund and not as your employee or agent.

         6. Duration and Termination of this Agreement. This Agreement shall remain in force until January 31, 2000 and continue from year to year thereafter, but only so long as such continuance is specifically approved at least annually with respect to each Specified Series by the vote of a majority of the Trustees who are not interested persons of you or of the Fund, cast in person at a meeting called for the purpose of voting on such approval and by a vote of the Trustees. This Agreement may, on 30 days notice, be terminated at any time without the payment of any penalty by you, and, immediately upon notice, by the Trustees or, as to a Specified Series, by vote of a majority of the outstanding voting securities of that Specified Series. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the 1940 Act, as modified by rule 18f-2 under the Act (particularly the definitions of "interested person", "assignment", and "majority of the outstanding voting securities"), as from time to time amended, shall be applied, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation, or order.

         7. Amendment of this Agreement. No provisions of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought, and no amendment of this Agreement shall be effective as to a Specified Series until approved by the Trustees, including a majority of the Trustees who are not interested persons of you or of the Fund, cast in person at a meeting called for the purpose of voting on such approval.

         8. Miscellaneous. The captions in this Agreement are included for convenience or reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction of effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         9. Limitation of Liability of the Trustees and Shareholders. A copy of the Agreement and Declaration of Trust of the Fund is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on


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behalf of the Trustees of the Fund as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers, or shareholders individually but are binding only upon the assets and property of the appropriate Series.

         If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return such counterpart to the Fund, whereupon this letter shall become a binding contract.

                                                Yours very truly,

                                                MENTOR FUNDS


                                                By: ___________________________
                                                          Title:

The foregoing Agreement is hereby accepted as of the date thereof.

MENTOR INVESTMENT GROUP, LLC


By: _____________________________
     Title:


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                                                     EXHIBIT A

                                              Series paying .10 of 1%

                                             Mentor Balanced Portfolio
                                        Mentor Income and Growth Portfolio
                                           Mentor High Income Portfolio
                                          Mentor Quality Income Portfolio
                                         Mentor Municipal Income Portfolio
                                      Mentor Short-Duration Income Portfolio
                                            Mentor High Yield Portfolio


                                              Series paying .15 of 1%

                                              Mentor Growth Portfolio
                                          Mentor Capital Growth Portfolio
                                         Mentor Perpetual Global Portfolio



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